PROXY STATEMENT PURSUANT TO SECTION 14(a)
               OF THE SECURITIES EXCHANGE ACT OF 1934

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        or Rule 14a-12


                        USBANCORP, INC.
         (Name of Registrant as Specified in its Charter)

________________________________________________________________
             (Name of Person(s) Filing Proxy Statement
                    if other than Registrant)

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              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       AND PROXY STATEMENT












                         USBANCORP, INC.
                          P.O. BOX 430
               JOHNSTOWN, PENNSYLVANIA  15907-0430

                     To Be Held April 24, 2001












              Mailed to Security Holders March 16, 2001



                            USBANCORP, Inc.
     216 Franklin Street, P. O. Box 430
     Johnstown, Pennsylvania 15907-0430
     814-533-5202
                                                  March 16, 2001




Dear Shareholder:

     USBANCORP, Inc.'s Annual Meeting of Shareholders will be held Tuesday, April 24, 2001, at 1:30 p.m., Eastern Time, at the
Holiday Inn Downtown, Crown Ballroom, 250 Market Street,
Johnstown, Pennsylvania 15901-2996.

     The matters to be acted upon at the meeting are:

     (a)  the election of five Class III directors;

     (b)  the approval of the USBANCORP, Inc. 2001 Stock
Incentive Plan; and

     (c) such other matters as may properly be brought before the USBANCORP annual meeting or any adjournments thereof.

     Please review the enclosed material and sign, date and return the proxy card. Regardless of whether you plan to attend the annual meeting in person, please vote now so that the matters coming before the meeting may be acted upon.

     I look forward to seeing you at the annual meeting.

                              Cordially,


                              Orlando B. Hanselman
                              Chairman, President and
                              Chief Executive Officer



                          USBANCORP, Inc.

          P. O. Box 430 Johnstown, Pennsylvania  15907-0430

              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                               March 16, 2001

To The Shareholders:

     NOTICE IS HEREBY GIVEN that, pursuant to the call of its directors, the Annual Meeting of Shareholders of USBANCORP, Inc. will be held at the Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, Pennsylvania 15901-2996, on Tuesday, April 24, 2001, at 1:30 p.m., Eastern Time, for the purpose of considering and voting on the following matters:

     1. Election of five Class III directors for a term of three years from the date of election and until their successors shall have been elected and qualified (Matter No. 1);

     2.     Approval of the USBANCORP, Inc. 2001 Stock Incentive
            Plan (Matter No. 2); and

     3. Such other business as may properly come before the meeting or any adjournment thereof.

     Only those shareholders of record at the close of business on March 5, 2001 shall be entitled to notice of and to vote at the meeting. A Proxy Statement, a proxy card and a self-addressed postage prepaid envelope are enclosed. Please complete, sign and date the proxy card and return it promptly in the envelope provided. If you attend the meeting, you may revoke your proxy and vote in person.

     This Notice, the accompanying Proxy Statement and form of proxy are sent to you by order of the Board of Directors.



                              Betty L. Jakell,
                              Corporate Secretary
Johnstown, Pennsylvania
March 16, 2001



                           USBANCORP, Inc.
                            P.O. Box 430
                 Johnstown, Pennsylvania  15907-0430


                          PROXY STATEMENT


                              GENERAL

Introduction

     The Proxy Statement and enclosed proxy card are being mailed to the shareholders of USBANCORP, Inc. ("USBANCORP" or the "Company") on or about March 16, 2001, in connection with the solicitation of proxies by the Board of Directors of USBANCORP. The proxies will be voted at the Annual Meeting of the Shareholders of USBANCORP to be held on Tuesday, April 24, 2001, at 1:30 p.m., Eastern Time, at the Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, Pennsylvania 15901-2996 (the "Annual Meeting"). USBANCORP's Annual Report and Form 10-K for the year ended December 31, 2000 accompanies this Proxy Statement. It should not be regarded as proxy solicitation material.

Solicitation of Proxies

     The cost of the solicitation of proxies will be borne by USBANCORP. In addition to the use of the mails, some directors and officers of USBANCORP may solicit proxies, without additional compensation, in person, by telephone, telegram, or otherwise. Arrangements may be made by USBANCORP with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares held by them of record, and USBANCORP may reimburse them for reasonable expenses they incur in so doing.

Voting Securities

     As of the close of business on March 5, 2001 (the "Record Date"), there were outstanding 13,499,101 shares of common stock, par value $2.50 per share (the "USBANCORP Common Stock"), the only class of capital stock of USBANCORP outstanding. Holders of record of USBANCORP Common Stock as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Except with respect to the election of directors, each shareholder is entitled to one vote for each share held. Holders of USBANCORP Common Stock are entitled to cumulate their vote in the election of directors.

     If a shareholder participates in USBANCORP's Dividend Reinvestment and Common Stock Purchase Plan, the proxy card sent to such shareholder will represent the number of shares registered in the shareholder's name and the number of shares, including fractional shares, credited to the shareholder's Dividend Reinvestment Plan account.

     If the enclosed proxy card is appropriately marked, signed and returned in time to be voted at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted "FOR" the election of the nominees for USBANCORP's Board of Directors and "FOR" approval of the 2001 USBANCORP, Inc. Stock Incentive Plan (the "2001 Incentive Plan").

Right of Revocation

     Proxies may be revoked at will at any time before they have been exercised by filing with the Corporate Secretary of USBANCORP an instrument of revocation or a duly executed proxy bearing a later date. Any shareholder attending the Annual Meeting also may revoke a previously granted proxy by voting in person at the Annual Meeting.

Quorum

     Under USBANCORP's Bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast, constitutes a quorum for the transaction of business at the Annual Meeting.

Principal Shareholders

     The following table sets forth information regarding persons or entities known to USBANCORP's management to own of record or beneficially, as of March 5, 2001, 5% or more of the outstanding shares of USBANCORP Common Stock.



                                  Amount of
Name and Address                  Beneficial          Percent of
of Beneficial Owner               Ownership         Common Stock

Dimensional Fund Advisors, Inc.    1,177,839               8.7%
1299 Ocean Avenue - 11th Floor
Santa Monica, California  90401

USBANCORP Trust and                  779,964               5.8%
  Financial Services
  Company
P.O. Box 520
Johnstown, Pennsylvania  15907-0520

                           MATTER NO. 1

                  ELECTION OF USBANCORP DIRECTORS

General

     The Articles of Incorporation of USBANCORP provide that USBANCORP's business shall be managed by a Board of Directors of not less than 5 and not more than 25 persons. Under the Articles of Incorporation, the total number of directors may be determined by either a resolution adopted by a majority vote of the directors then in office or by resolution of the shareholders at a meeting. The number of directors for 2001 has been set by the Board at 15.

     USBANCORP's Board of Directors, as provided in its Articles of Incorporation, is divided into three classes: Class I, Class II and Class III, each being as nearly equal in number as possible. The directors in each class serve terms of three years each and until their successors are elected and qualified. Under USBANCORP's Bylaws, a person elected to fill a vacancy on the Board of Directors serves as a director for the remaining term of office of the class to which he or she was elected.

The Spin-Off

     On April 1, 2000, USBANCORP distributed its subsidiary, Three Rivers Bank and Trust Company ("Three Rivers Bank"), to its shareholders in a tax-free spin-off. To accomplish this, USBANCORP formed Three Rivers Bancorp, Inc. ("TRBC") and contributed its stock in Three Rivers Bank to TRBC. USBANCORP then declared a dividend to its shareholders of one share of TRBC common stock for every two shares of USBANCORP Common Stock held of record on March 24, 2000. This dividend was paid on April 1, 2000. The result was that USBANCORP shareholders initially owned two separate public companies, USBANCORP, which owns U.S. Bank, and TRBC, which owns Three Rivers Bank. This transaction, called a spin-off, also resulted in significant changes in the Board of Directors and management of USBANCORP.

     USBANCORP, as the sole shareholder of TRBC, elected the Board of Directors of TRBC. The Board of Directors of TRBC consisted of all the directors of Three Rivers Bank and six directors of USBANCORP. Because federal law prohibits individuals from serving on the Board of Directors of two competing bank holding companies, the six USBANCORP directors who became TRBC directors each resigned as a director of USBANCORP effective as of the date of the spin-off.

     In anticipation of the spin-off and the resignation of the six USBANCORP directors, on February 25, 2000, the USBANCORP Board of Directors increased the size of the USBANCORP Board of Directors from 12 to 21, thereby creating nine vacancies. It then appointed nine directors of U.S. Bank who did not already serve as a director of USBANCORP to fill these vacancies. Upon completion of the spin-off on April 1, 2000, the size of the USBANCORP Board of Directors was reduced from 21 to 15 by the resignation of the six directors who serve as TRBC directors.

     In addition to changes in the Board of Directors, the spin-off resulted in management changes. Effective April 1, 2000, Terry K. Dunkle, the former Chairman, President and Chief Executive Officer of the Company, resigned and assumed the position of Chairman and CEO of TRBC. Orlando B. Hanselman, the President and CEO of U. S. Bank, assumed the additional duties of President and Chief Executive Officer of the Company on April 1, 2000. Shortly thereafter, Mr. Hanselman also was appointed the Chairman of the Board of Directors of the Company and each of its subsidiaries.

Nominees and Continuing Directors

     The Board of Directors fixed the number of directors in Class III at five and has nominated Daniel R. DeVos, James C. Dewar, Bruce E. Duke, III, M. D., Orlando B. Hanselman and Kim
W. Kunkle for election as Class III directors for three-year terms to expire at the 2004 Annual Meeting of Shareholders, and until their successors are duly elected and qualified. Director Dewar was elected by the shareholders at the 1998 Annual Meeting. Directors DeVos, Duke, Hanselman and Kunkle were appointed to fill the vacancies created on February 25, 2000 in connection with the spin-off. The remaining directors will continue to serve in accordance with their previous election or appointment with the terms of the Class I and Class II directors expiring in 2002 and 2003, respectively.

     The Bylaws of USBANCORP permit nominations for election to the Board of Directors to be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. All nominations for director to be made at the Annual Meeting by shareholders entitled to vote for the election of directors must be preceded by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the President of USBANCORP not less than 60 days nor more than 90 days prior to the Annual Meeting, which notice must contain certain information specified in the Bylaws. No notice of nomination for election as a director has been received from any shareholder as of the date of this Proxy Statement. If a nomination is attempted at the Annual Meeting that does not comply with the procedures required by the Bylaws or if any votes are cast at the Annual Meeting for any candidate not duly nominated, then such nomination and/or such votes may be disregarded.

     With respect to the election of directors, each shareholder has the right to vote for each share of USBANCORP Common Stock held by him or her, as many votes as shall equal the number of directors to be elected, and he or she, or his or her proxy, may cast the whole number of votes for one nominee or distribute them among two or more nominees. Unless authority is withheld as to a particular nominee or as to all nominees, all proxies will be voted for the five nominees listed. The proxies will have authority to cumulate votes in their discretion except to the extent a shareholder withholds such authority on the form of proxy. The five persons receiving the highest number of votes cast at the Annual Meeting will be elected as Class III directors. Abstentions and broker non-votes will not constitute or be counted as "votes" cast for purposes of the Annual Meeting, but will be counted for purposes of determining the presence of a quorum.

     Except as noted above, it is intended that shares represented by proxies will be voted for the nominees listed, each of whom is now a director of USBANCORP and each of whom has expressed his or her willingness to serve, or for any substitute nominee or nominees designated by the USBANCORP Board of Directors in the event any nominee or nominees become unavailable for election. The USBANCORP Board of Directors has no reason to believe that any of the nominees will not serve if elected.

     The following tables set forth as to each of the nominees for election as a Class III director and as to each of the continuing Class I and Class II directors, his or her age, principal occupation and business experience, the period during which he or she has served as a director of USBANCORP, or an affiliate or predecessor and other business relationships. There are no family relationships between any of the listed persons.



                            Nominees For Election As
                 Class III Directors - Term Expires in 2004

                                                          Directorship in
                                             Director    other Reporting
Name and Principal Occupation(1)     Age   Since(2)(3)    __Companies__

Daniel R. DeVos                       58      1991            None
  President & CEO,
  Concurrent Technologies
  Corporation

James C. Dewar                        63      1974            None
  CEO and President, Geo. C.
  Dewar, Inc.; retired
  President and CEO, Dewar's
  Car World

Bruce E. Duke, III, M.D.              57      1987            None
  Surgeon, Valley Surgeons, Inc.
  Medical Practice

Orlando B. Hanselman                  41      1995            None
  Chairman, President and CEO
  of USBANCORP and U. S. Bank,
  Chairman of all subsidiaries

Kim W. Kunkle                         46      1984            None
  President & CEO,
  Laurel Holdings, Inc.


                  Continuing Class I Directors - Term Expires in 2002

                                                          Directorship in
                                            Director     other Reporting
Name and Principal Occupation(1)     Age   Since(2)(3)    __Companies__

James M. Edwards, Sr.                 61      1984            None
  Retired President and Chief
  Executive Officer, WJAC,
  Incorporated

Rev. Christian R. Oravec              63      1990            None
  President, St. Francis
  University

Howard M. Picking, III                63      1970            None
  President, The Picking Company

Sara A. Sargent                       53      1996            None
  President, The Sargent's Group

Robert L. Wise,                       57      1986            None
  Retired President and COO,
   GPU Energy

                Continuing Class II Directors - Term Expires in 2003

                                                         Directorship in
                                            Director     other Reporting
Name and Principal Occupation(1)     Age   Since(2)(3)    __Companies__

J. Michael Adams, Jr.                 39      2000            None
  Attorney-at-Law
  McGuire Woods, LLC

Edward J. Cernic, Sr.                 68      1998            None
  President and CEO, Cernic
  Enterprises, Inc.

Margaret A. O'Malley                  41      1997            None
  Attorney-at-Law
  Yost & O'Malley

Mark E. Pasquerilla                   41      1997        Crown American
  Chairman, President and CEO,                             Realty Trust
  Crown American Realty Trust

Thomas C. Slater                      58      1980            None
  Owner, President and Director,
  Slater Laboratories, Inc.,
  Clinical Laboratory

___________________

(1) All directors and nominees have held the positions indicated or another senior executive position with the same entity or one of its affiliates or predecessors for the past five years except for Mr. Adams who was formerly a partner with another law firm prior to 1998, Howard M. Picking, III, who was
        President of Miller-Picking Corporation, an air conditioning machinery manufacturer from 1978 to July 1, 1997 when he retired, and Robert L. Wise who retired as President and COO of GPU Energy in 2000.

(2) Reflects the earlier of the first year as a director of USBANCORP, U.S. Bank, or Johnstown Savings Bank.

(3) All incumbent directors were elected by the shareholders except Messrs. DeVos, Duke, Hanselman, Kunkle, Oravec,
        Picking and Ms. Sargent who were appointed by the Board of Directors on February 25, 2000.

Security Ownership of Management

     The following table sets forth information concerning the number of shares of USBANCORP Common Stock beneficially owned, as of March 5, 2001, by each present director, nominee for director, and each executive officer named in the compensation table set forth elsewhere herein.

                              Amount and Nature
                                of Beneficial     Percent
Name of Beneficial Owner(1)     Ownership(2)     of Class

J. Michael Adams, Jr..........      7,297            *
Douglas B. Bickmore...........      1,433            *
Edward J. Cernic,Sr...........     33,276            *
James C. Dewar ...............     53,876            *
Daniel R. DeVos...............      2,394            *
Bruce E. Duke, III, M.D.......     10,897            *
Terry K. Dunkle...............      5,996            *
James M. Edwards, Sr..........     23,862            *
Jeryl L. Graham...............     35,712            *
Orlando B. Hanselman..........     99,925            *
Kim W. Kunkle (3).............     36,775            *
Margaret A. O'Malley (4)......    114,127            *
Kevin J. O'Neil...............     22,733            *
Rev. Christian R. Oravec......      1,036            *
Mark E. Pasquerilla (5).......    179,515           1.3
Howard M. Picking, III (6)....     20,821            *
Sara A. Sargent...............     13,196            *
Thomas C. Slater..............     29,645            *
Ronald W. Virag...............     13,449            *
Robert L. Wise................     17,341            *

Officers, Directors and
  Nominees for Directors
  as a Group
  (20 persons)(7).............    723,306           5.3
__________________

*Less than 1%

(1) Except as noted below, each of the identified beneficial owners, including the officers, directors and nominees for director as a group, has sole investment and voting power as to all the shares shown as beneficially owned with the exception of those held jointly by certain officers, directors and nominees for director with their spouses or directly by their spouses or other relatives.

(2) Includes shares of USBANCORP Common Stock that may be acquired within sixty (60) days of the Record Date upon the exercise of presently exercisable stock options as follows:-0-, 833, 29,764, 41,485, 11,507, -0- and 83,589 held by Dunkle, Bickmore, Graham, Hanselman, O'Neil, Virag and the group, respectively. Also includes 600, 1,000, 1,000, and 800 shares of USBANCORP Common Stock subject to restriction held by Bickmore, Graham, O'Neil and Virag pursuant to restricted stock awards made in March of 2000 that vest ratably over a three year period. In addition, Bickmore, Graham, Hanselman, O'Neil and Virag hold options to acquire USBANCORP Common Stock that first become exercisable, in part, during or after July of 2001 and therefore are excluded.

(3)     Includes 17,104 and 3,000 shares held by Laurel
        Management Retirement Plan and Laurel Corporation, respectively, of which Mr. Kunkle is an officer and has voting and investment power.

(4) Margaret A. O'Malley is voting trustee of all shares of USBANCORP Common Stock held by James F. O'Malley and
        Jean O'Malley under a Voting Trust Agreement dated
        March 3, 1997.

(5) Includes 162,545 shares of USBANCORP Common Stock held by Crown American Enterprises, Inc. of which Mark E. Pasquerilla is an officer and 13,500 shares held by Marenrico Partnership of which Mr. Pasquerilla is one of the partners.

(6) Includes 366 shares owned by The Picking Company of which Mr. Picking is President.

(7) The group consists of 20 persons, being the members of the Board of Directors of USBANCORP, the Chief Executive Officer, the former Chief Executive Officer and each other named executive officer of USBANCORP set forth on the compensation table elsewhere herein.

Board and Committees

     The Board of Directors has various standing committees including an Executive Committee, an Audit Committee, a Nominating Committee, an Investment/ALCO Committee and a Management Compensation Committee (the "Compensation Committee"). During 2000, the Board of Directors held
6 meetings, the Audit Committee held 11 meetings, the Nominating Committee held 2 meetings, and the Compensation Committee held
5 meetings. Each director attended at least 75% of the combined total of meetings of the Board of Directors and of each committee of which he/she was a member.

     The Executive Committee of the Company consists of the seven largest shareholders of the Company who are members of the Board of Directors. The Executive Committee serves as a resource for management to seek guidance on issues between regularly scheduled meetings or with respect to matters that generally do not warrant calling a special Board meeting. In addition, from time to time, the Executive Committee is asked to study strategic issues in greater depth than may be practical for the Board as a whole. Since July 2000, the Executive Committee was comprised of Directors Pasquerilla (Chair), O'Malley (Vice Chair), Cernic, Dewar, Hanselman, Kunkle and Slater.

     The Audit Committee is responsible for recommending to the Board of Directors the appointment of an independent public accountant to audit the books and accounts of USBANCORP and its subsidiaries, reviewing the reports of the Audit Department and the reports of examination conducted by the bank and bank holding company regulators and USBANCORP's independent public accountants, reviewing the adequacy of internal audit and control procedures, and reporting to the Board of Directors. Since July 2000, the Audit Committee was comprised of Directors Dewar (Chair), O'Malley (Vice Chair), Adams, DeVos, Duke, Oravec, Picking and Sargent.

     Since July 2000, the Nominating Committee consisted of Directors O'Malley (Chair), Cernic (Vice Chair), Adams, DeVos, Hanselman, Kunkle, Pasquerilla, Sargent and Slater. The Nominating Committee is responsible for nominating individuals to stand for election as directors at the Annual Meeting of Shareholders and will consider nominees recommended by shareholders. Shareholders may nominate persons for election as directors in accordance with the procedures set forth in
Section 1.3 of USBANCORP's Bylaws. Notification of such nomination, containing the required information, must be mailed or delivered to the President of USBANCORP not less than 60 days or more than 90 days prior to the Annual Meeting.

     Since July 2000, the Investment/ALCO Committee consisted of Directors Slater (Chair), Kunkle (Vice Chair), Dewar, Hanselman, Oravec, Pasquerilla, and Picking and officers Stopko and Fisher. This committee is responsible for overseeing the investment policy of the Company and monitoring interest rate, liquidity, and market risk.

     The Compensation Committee is responsible for reviewing and making recommendations regarding the compensation of corporate officers. No director who is eligible to receive any benefit under plans administered by the Compensation Committee, except for benefits payable to directors under the Independent Directors Annual Retainer Plan (the Committee's administration of which is limited to coordinating the payment of a predetermined retainer) may serve on the Compensation Committee. Since July 2000, the Compensation Committee was comprised of Directors O'Malley (Chair), Pasquerilla (Vice Chair), Adams, Cernic, DeVos, Dewar, Picking and Slater. See "Executive Compensation" herein.

     The Board of Directors of U. S. Bank also has standing committees, including an Executive Committee, a Discount
Committee, a Pension Committee and a Board Technology Committee.
The membership of all of the Bank's Board committees was reconstituted in July 2000 at the same time as the membership of the Company's Board committees was reconstituted.

     The Executive Committee of the Bank consists of the seven largest shareholders of the Company who are members of the Board of Directors. The Executive Committee serves as a resource for management to seek guidance on issues between regularly scheduled meetings or with respect to matters that generally do not warrant calling a special Board meeting. In addition, from time to time, the Executive Committee is asked to study strategic issues in greater depth than may be practical for the Board as a whole. The Executive Committee is comprised of Directors Pasquerilla (Chair), O'Malley (Vice Chair), Cernic, Dewar, Hanselman, Kunkle and Slater.

     The Discount Committee of the Bank consists of Directors and employees of the Bank. The Discount Committee is responsible for establishing loan underwriting guidelines and loan approvals in excess of an amount equal to 20% of the Bank's legal lending limit. The Discount Committee is comprised of Directors Kunkle (Chair), DeVos (Vice Chair), Cernic, Hanselman, Pasquerilla, Sargent and Slater and Bank officers Carolyn M. Concannon, Jeryl L. Graham, Douglas B. Bickmore, Leslie N. Morgenstern (non-voting) and Joy Gaffud (non-voting).

     The Pension Committee of the Bank consists of Directors and officers of the Bank. The Pension Committee is responsible for overseeing all broad-based employee benefit plans. The Pension Committee consists of Directors Duke (Chair), Oravec (Vice Chair), Cernic, Edwards, Hanselman and Wise and Bank employees Connie J. Brinham, James A. Farley, Ray M. Fisher and Jeffrey A. Stopko.

     The Board Technology Committee of the Bank is responsible for assessing the current technological capabilities of the Bank, developing and implementing the Bank's technology strategy, and approving specific technology initiatives. The Board Technology Committee consists of Directors DeVos (Chair), Sargent (Vice Chair), Edwards, Hanselman, Pasquerilla, Slater and Wise.

Compensation of Directors

     Executive officers of USBANCORP who are directors or members of committees of the USBANCORP Board of Directors or its subsidiaries receive no compensation for such positions. In 2000, independent directors of USBANCORP received a retainer of $6,000 payable in USBANCORP Common Stock. In addition, directors received cash compensation for attendance at USBANCORP Board of Directors meetings of $550 per meeting. A fee of $400 was paid for attendance at each committee meeting of the USBANCORP Board of Directors. Certain non-officer directors of USBANCORP are also directors of U.S. Bank, and USBANCORP Trust and Financial Services Company (the "Trust Company"). Directors serving on the Board of Directors of U.S. Bank or the Trust Company were compensated for their services by a payment of $450 for each Board of Directors meeting attended. A fee of $400 was paid for each committee meeting attended. Directors who serve on the board of UBAN Associates, Inc. receive no remuneration. Additionally, the Company's independent compensation consultant performed an analysis that compared the Company's director fee levels to comparably sized financial institutions. This study indicated that the annual retainer was approximately 38% of the peer average while the Board meeting fees were in the 55th percentile. The Company estimates overall total director compensation somewhat below the 50th percentile as compared to comparable financial institutions.

                     Executive Compensation
    Compensation Committee Report on Executive Compensation

     USBANCORP's Management Compensation Committee oversees USBANCORP's executive compensation programs to ensure that they: emphasize the enhancement of shareholder value, attract and retain high caliber executives, deliver the total compensation package in a cost-effective manner, reinforce key business objectives, provide competitive compensation opportunities for competitive results, encourage management ownership of USBANCORP Common Stock, and comply with applicable regulations.

     The role of the Committee is to approve executive salary adjustments, to administer the Executive Annual Incentive Plan (including the establishment of performance goals), and to administer USBANCORP's equity compensation and incentive plans. Additionally, from time to time, the Committee reviews other human resource issues, including qualified and non-qualified benefits, management performance evaluations, and succession planning.

Executive Compensation Policy

     The Committee uses a formal executive compensation policy to help evaluate and administer executive pay. The policy addresses each of the major components of the executive pay program and is summarized below.

     - Maintain competitive long-term incentives that: align management's financial interests with those of USBANCORP's shareholders, encourage management ownership of USBANCORP Common Stock, support the achievement of USBANCORP's long-term financial objectives, and provide competitive long-term incentive reward opportunities.

     - Maintain a conservative but market competitive executive base salary program to ensure the appropriate performance sensitivity and focus on long-term results.

     - Maintain a competitive annual incentive program that recognizes important achievements consistent with USBANCORP's long-term objectives, providing target and maximum annual total cash opportunities that approximate competitive annual total cash practices. A portion of all plan participants' incentive awards is based upon corporate performance relative to goals. Certain executives of the subsidiaries also are evaluated and rewarded based upon subsidiary and individual performance achievements

     - Provide typical benefits through qualified programs generally available to all employees, supplemented by non-qualified arrangements, as appropriate.

     - Competitive pay practices are determined using two different sets of data - survey data and peer data:

        - Survey data refers to compensation data from banking industry compensation surveys. Competitive compensation practices are determined using compensation levels at holding companies and subsidiaries of comparable size to USBANCORP and its subsidiaries, for positions comparable to those held by the officers identified in the Summary Compensation Table included herein (the "Named Officers").

       - Peer data comes from a group of multi-bank, bank holding companies of comparable size to USBANCORP. The peer institutions are located in Pennsylvania, Ohio, Illinois, Indiana, Michigan, and West Virginia.

     - The indices used in the Stock Performance Chart are Nasdaq Stock Market (U.S. Companies) and Nasdaq Bank Stocks. While USBANCORP believes that some of the surveyed banks and some of the peer banks may be included within these indices, it is not the intention of the Committee to establish executive pay practices based on the pay practices of the organizations that compose these indices. The Committee believes that some of the organizations in these indices would be either too large or too small to be relevant for setting pay for USBANCORP and subsidiary executives.

Relationship of Performance Under Compensation Plans

     USBANCORP relies on cash and equity-based incentive arrangements, discussed below, to establish the desired relationship between pay and performance.

     The Company administers the Executive Annual Incentive Plan through which participants can earn performance-based compensation. In 2000, bonuses could be earned based on the level of achievement for the following performance measures - corporate return on equity (ROE), total return to shareholders, a third-party comparative estimate of the holding company's CAMEL rating (an overall indicator of the performance and financial soundness of the institution), and individual performance.

     Because the corporate threshold target performance levels for the goals above were not met, no awards were made to any Named Officers for 2000 corporate performance under the Executive Annual Incentive Plan. There will be no Executive Annual Incentive Plan in 2001 because the Plan is being redesigned to ensure that corporate performance based compensation is properly aligned with shareholder interests and correlates with the post spin-off strategic direction of the Company.

     In 2000, prior to the April 1 spin-off, the Committee awarded Officers Bickmore, Graham, O'Neil, and Virag shares of restricted stock. Also, the Committee made stock option awards in 2000 to officers Bickmore, Graham, Hanselman and Virag. These equity awards are provided, in part, to directly align executive compensation with USBANCORP stock price performance.

     The Committee uses a management stock ownership program to emphasize the equity plans' role in aligning management and shareholder interests. Target ownership levels range from a fraction of salary to two and one-half times salary. The Committee periodically reviews the progress of the executives in working toward their ownership targets, which will be a consideration in determining future compensation actions.

2000 Compensation for the Chief Executive Officer

     Prior to the spin-off, Mr. Hanselman served as Executive Vice President of USBANCORP as well as President and Chief Executive Officer of U. S. Bank. He was awarded 10,000 stock options in March of 2000 in order to maintain the intrinsic value of his USBANCORP options that existed immediately prior to the Three Rivers Bank spin-off. At the time of the April 1 spin-off, Mr. Hanselman retained his previous positions at U. S. Bank and was also elected President and Chief Executive Officer of USBANCORP. Mr. Hanselman did not receive any additional salary for assuming the positions of President and Chief Executive Officer of USBANCORP and his base salary remained at $236,000. This salary level is in the bottom 25% of CEO salaries for USBANCORP's peer group as determined by an independent compensation consultant.

     In June 2000, Mr. Hanselman was elected Chairman of the
Board of USBANCORP and all subsidiaries.   In lieu of a
promotional increase for assuming the Chairman responsibilities, Mr. Hanselman received an award of 10,000 stock options in July 2000. Additionally, as part of a post spin-off option grant made to approximately 35 employees, Mr. Hanselman was awarded 50,000 stock options in July of 2000 as a further incentive to increase shareholder value and to provide him with a total compensation package consistent with the philosophy stated earlier.

     In October 2000, Mr. Hanselman volunteered to freeze his annual base salary at its current level of $236,000 through January 1, 2005. In exchange for this salary freeze, and to further align Mr. Hanselman with the interests of the shareholders, Mr. Hanselman received in December of 2000 a one-time, non-recurring grant of 30,000 shares of USBANCORP Common Stock (at $4.125 per share) and a tax gross-up award of $90,000 to be used to pay a portion of taxes related to the grant. By foregoing salary increases and accepting equity based awards, Mr. Hanselman is focused on aligning his financial interests directly with share price appreciation and is demonstrating his long-term commitment to the organization.

     Like other Named Officers, Mr. Hanselman was not awarded a cash bonus for 2000 with respect to corporate return on equity and total shareholder return performance objectives established by the Compensation Committee and outlined in the Executive Annual Incentive Plan, as revised January 2000, that were not met.

Impact of Omnibus Budget Reconciliation Act of 1993 - Section
162(m)

     The Omnibus Budget Reconciliation Act of 1993 (OBRA)
Section 162(m) prohibits a publicly owned company from taking a compensation tax deduction for annual compensation in excess of $1,000,000 for any of the Named Officers. However, to the extent that it is performance-based and certain guidelines are met, compensation in excess of $1,000,000 is exempt from this limitation.

     The Committee does not believe that the deduction limit imposed by OBRA will affect compensation deductibility given the compensation opportunities of the Named Officers under USBANCORP's existing compensation programs. The Committee notes that none of the Named Officers received annual compensation in excess of $1,000,000. The Committee will continue to evaluate the potential impact of Section 162(m) and take such actions as it deems appropriate.

     This report is furnished by Directors O'Malley (Chair), Pasquerilla (Vice Chair), Adams, Cernic, DeVos, Dewar, Picking and Slater.

Compensation Committee Interlocks and Insider Participation

     Directors Adams, Cernic, DeVos, Dewar, O'Malley (Chair), Pasquerilla (Vice-Chair), Picking, and Slater served as members of the Compensation Committee since July 2000. Each member of the Committee is excluded from participation in any plan administered by the Committee while serving as a member, except for participation in the Independent Directors' Annual Retainer Plan (the Compensation Committee's administration of which is limited to coordinating the payment of a predetermined retainer).

Compensation Paid to Executive Officers'

     The following table sets forth information for the three years ended December 31, 2000 concerning the annual and long-term compensation for services in all capacities to USBANCORP and its banking subsidiaries of the Named Officers.



                    Summary Compensation Table


                                                                                              Long Term
                         ___________________________Annual Compensation__________     ________Compensation_____

                                                          Other           Restricted  Securities      All Other
Name, Age and                                             Annual         Stock Awards Underlying   Compensation
Principal Position      Year  Salary($) Bonus($)(1) Compensation($)(2)(9) ($) (3)(4) Options($)(5) ($)(6)(7)(8)

Orlando B. Hanselman, 41 2000   227,880        --      213,750                --        70,000        9,407
  Chairman, President    1999   203,520    31,307           --                --            --        26,247
  and CEO of USBANCORP   1998   192,900    34,120           --            72,984         9,000        15,489
  and U.S. Bank and
  Chairman of all
  Subsidiaries

Terry K. Dunkle, 59      2000    42,500        --           --                --            --         3,561
  Former Chairman,       1999   340,042    58,837           --                --            --        27,050
  President and CEO      1998   330,060    65,649           --           109,477            --        26,159
  of USBANCORP(10)


Jeryl L. Graham, 46      2000   137,940        --           --             9,625        38,600         8,372
  Executive Vice         1999   102,360    22,672                             --            --        22,239
  President and Chief    1998   101,925     9,401                             --            --        12,418
  Operating Officer of
  USBANCORP and U.S.
  Bank

Kevin J. O'Neil, 63      2000   134,000        --           --             9,625            --         9,175
  President and CEO      1999   134,000    18,693           --                --            --        16,660
  of Standard            1998   129,000    18,305           --            72,984            --         9,771
  Mortgage
  Corporation of
  Georgia, a
  subsidiary of
  USBANCORP

Ronald W. Virag, 55      2000   132,145        --           --             7,700        19,100         8,826
  President and CEO      1999   109,840    15,291           --                --            --        19,851
  of USBANCORP Trust     1998   107,100    15,197           --            72,984            --        11,030
  and Financial
  Services Company

Douglas B. Bickmore, 43  2000    97,950    39,931           --             5,775        19,500         1,452
  Vice President and     1999    85,300    14,062           --                --         2,500           196
  Manager of Commercial  1998        --        --           --                --            --            --
  Lending and Leasing
  of U.S. Bank


__________________

(1) No awards were paid for 2000 performance under USBANCORP's Executive Annual Incentive Plan.
        Mr. Bickmore was provided a cash award of $34,000 for return on equity performance attainment in the leasing division of 19.66% pursuant to his employment offer with U.S. Bank and $5,931 earned under various other incentive and bonus award programs.

(2) Unless otherwise indicated, no other executive officer named in the Summary Compensation Table received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of the officer's total compensation
        (salary and bonus).

(3)     At the end of 2000, Hanselman, Dunkle, Graham,
        O'Neil, Virag and Bickmore held 1,000, 0, 1,000, 2,000, 1,800, and 600 restricted shares worth $4,250, $0, $4,250, $8,500, $7,650 and $2,550, respectively. The restrictions on such shares lapse in three equal annual increments on the anniversaries of the award. Dividends are accrued and distributed when restrictions lapse on the corresponding shares. Where appropriate, awards have been adjusted to reflect the July 1998 3-for-1 stock split.

(4) Includes the value of outstanding restricted shares of USBANCORP Common Stock only. On April 1, 2000, USBANCORP spun off TRBC to its shareholders. As a result, every two shares of USBANCORP Common Stock owned by a USBANCORP shareholder entitled that shareholder to one share of TRBC common stock. Correspondingly, for every two restricted shares of USBANCORP Common Stock awarded, one share of TRBC common stock was granted.

(5) Options were granted during 2000, 1999 and 1998 under the 1991 Stock Option Plan to the Named Officers.
        Where appropriate, awards have been adjusted to reflect the July 1998 3-for-1 stock split.

(6) Includes amounts awarded under the Deferred Profit Sharing Plan of USBANCORP and U.S. Bank. All full-time employees of USBANCORP and U.S. Bank are entitled to participate in the Deferred Profit Sharing Plan. The maximum contribution during any plan year is limited to 15% of an individual's total compensation. Effective January 1, 2000, the profit sharing formula was modernized to better align it with the Company's strategic direction and shareholder interests. The plan was also made more restrictive by requiring greater earnings for comparable historic contributions. As a result of lower earnings and the change in the calculation methodology, the 2000 contribution amounted to 1% of an individual's compensation compared to a contribution of 10.4% for 1999. Over a longer term horizon, the Company projects that the annual contribution should range between 4% and 6% of total compensation.

(7) Includes (a) the value of the premiums paid by USBANCORP for a split dollar life insurance policy for Mr. Dunkle (TRBC has reimbursed the Company for the premiums paid), (b) the premiums paid by USBANCORP and its subsidiaries for life insurance policies with coverage limits above $50,000 to Hanselman, Dunkle (pre-spin-off), Graham, O'Neil, Virag and Bickmore, (c) country club dues for Hanselman, Dunkle (pre-spin-off), Graham and Virag, (d) allowance for personal car use for Hanselman, Dunkle (pre-spin-off), Graham, O'Neil and Virag, and (e) financial advisory services for Hanselman.

(8) Includes amounts contributed under a 401(k) Plan of Standard Mortgage Corporation of Georgia ("SMC") to
        Mr. O'Neil. Under this 401(k) Plan, employees of SMC are allowed to contribute up to 20% of their compensation (up to a maximum dollar limit of $10,500) to the plan with an employer match of $.50 on each $1.00 of employee contribution up to a maximum of 8% of an employee's compensation.

(9) In November 2000, Mr. Hanselman and the Board of Directors agreed to freeze his annual base salary at $236,000 for a four year period through January 1, 2005. In exchange for this salary freeze, the Board awarded
        Mr. Hanselman a one-time, non-recurring grant of 30,000 shares of USBANCORP Common Stock (at the fair market value on the grant date of $4.125) and a one-time, non-recurring cash award of $90,000 to pay a portion of the taxes related to the grant. Based on a study conducted by an independent compensation consultant, Mr. Hanselman's annual salary of $236,000 falls below the 25th percentile ($242,000) and is $78,600 below the 50th percentile ($314,600) annual salary level for comparable executives.

(10) Effective April 1, 2000, the date of the spin-off, of TRBC, Mr. Dunkle resigned as Chairman, President and
        CEO of the Company and assumed the position of Chairman and CEO of TRBC.



                        Option Grants Table

     The following table sets forth information with respect to grants of stock options made during 2000 to each of the Named
Officers.

                OPTION GRANTS IN LAST FISCAL YEAR

                                                                                 Potential
                     Number of      Percent                                  Realizable Value
                    Securities     of Total                                     at Assumed
                    Underlying      Options                                   Annual Rates of
                      Options     Granted to    Exercise or    Expira-   Stock Price Appreciation
                    Granted(#)   Employees in    Base Price     tion        for Option Term ($)
Name                (1)           Fiscal Year    ($/Share)      Date      0%        5%       10%

Orlando B. Hanselman   10,000         2.7%         $5.78       3/21/10     0   $ 36,350  $ 92,118
                       60,000        16.1%         $4.86       7/31/10     0   $183,386  $464,735

Terry K. Dunkle             0           0%                                 0          0         0

Jeryl L. Graham        33,600         9.0%         $4.86       7/31/10     0   $102,696  $260,252
                        5,000         1.3%         $4.125     11/17/10     0   $ 12,971  $ 32,871

Kevin J. O'Neil             0           0                                  0          0         0

Ronald W. Virag        19,100         5.1%         $4.86       7/31/10     0   $ 58,378  $147,941

Douglas B. Bickmore    19,500         5.2%         $4.86       7/31/10     0   $ 59,600  $151,039
_________________________________________________________________________________________________

Gains applicable to        --          --             --            0     $35,815,549 $90,763,633
  all shareholders

(1) Options were granted under the 1991 Stock Option Plan to the indicated Named Officers on March 21, July 31 and November 17, 2000.

(2) The potential realizable gain to all shareholders (based on 13.4 million shares of USBANCORP Common Stock outstanding at December 31, 2000 with an assumed market price of $4.25) at 0%, 5% and 10% assumed annual growth rates over a term of ten years is provided as a comparison to the potential gain realizable by the Named Officers at the same assumed annual rates of stock appreciation.

Option Exercises and Year-End Value Table

     The following table sets forth information concerning the exercise of options to purchase USBANCORP Common Stock by the Named Officers during the year ended December 31, 2000, as well as the number of securities underlying unexercised options and potential value of unexercised options (both options that were presently exercisable and options that were not exercisable) as of December 31, 2000.



         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                 AND FISCAL YEAR-END OPTION VALUE

                                                                   Number of Securities
                                                                  Underlying Unexercised              Value of In-the-Money
                                                                        Options at                         Options at
                                                                   December 31, 2000(3)                December 31, 2000(4)
                                   Shares
                                 Acquired on       Value
Name                           Exercise(#)(1   Realized($)(2)  Exercisable(#)  Unexercisable(#)  Exercisable($)  Unexercisable($)
Orlando B. Hanselman                 1,850           3,903         38,152           73,000               0               0
Terry K. Dunkle(5)                   2,446           3,338              0                0               0               0
Jeryl L. Graham                        762           1,270         29,764           38,600               0             325
Kevin J. O'Neil                          0               0         11,507                0               0               0
Ronald W. Virag                          0               0              0           19,100               0               0
Douglas B. Bickmore                      0               0            833           21,167               0               0

_______________________

(1) Figures shown include only shares acquired via stock option exercises in 2000. Since the inception of the Stock Option Plan in 1991, Mr. Hanselman has paid $115,310 to exercise 11,604 stock options. Ms. Graham has paid $13,489 to exercise 1,312 stock options, Mr. O'Neil has paid $130,351 to exercise 5,493 stock options, and Mr. Virag has paid $57,793 to exercise 2,930 stock options and surrendered

        10,225 shares to exercise 13,400 options.

(2) Represents the aggregate market value of the underlying shares of USBANCORP Common Stock at the date of exercise minus the aggregate exercise prices for options exercised.

(3) Includes outstanding stock options to purchase USBANCORP Common Stock only. On April 1, 2000, USBANCORP spun-off TRBC to its shareholders. As a result, every two shares of USBANCORP Common Stock owned by a USBANCORP shareholder entitled that shareholder to one share of TRBC common stock. Correspondingly, for every two options to purchase USBANCORP Common Stock awarded before the spin-off, one option to purchase TRBC common stock was granted.

(4) "In-the-money options" are stock options with respect to which the market value of the underlying shares of USBANCORP Common Stock exceeded the exercise price at December 31, 2000. The value of such options is determined by subtracting the aggregate exercise price for such options from the aggregate fair market value of the underlying shares of USBANCORP Common Stock on December 31, 2000. Fair market value was determined by reference to the average of the high and low sale prices of USBANCORP Common Stock as quoted on the Nasdaq Stock Market.

(5) In connection with the spin-off, Mr. Dunkle's USBANCORP options were cancelled.

Retirement Plans

Pension Plan

     U.S. Bank maintains a qualified defined benefit retirement plan for its employees (the "U.S. Bank Plan"). Remuneration as of January 1, 2000, for pension benefit purposes is total cash remuneration paid to an employee for a calendar year, including base salary, wages, commissions, overtime, bonuses and any other form of extra cash compensation and any pre-tax contributions under a "qualified cash or deferred arrangement" (as defined in Section 401(k) of the Code and applicable regulations) or under a "cafeteria plan" (as defined in Section 125 of the Code and applicable regulations). An employee's benefit under the U.S. Bank Plan is determined on the basis of Final Average Pay which means the average annual compensation (as defined by the U.S. Bank Plan) received by an employee in the five consecutive years out of the ten ending before the employee's termination of employment for which the average is highest.

     U.S. Bank is not required to make a contribution to the U.
S. Bank Plan in 2001 for the 2000 plan year.

     Estimated annual benefits payable upon retirement at age 65 after 15 years of service with respect to the specified remuneration are as follows:

                          PENSION TABLE
                            U.S. BANK

          Five Calendar Year
            Average Salary             Annual Benefit at
        Preceding Retirement         Normal Retirement Date

              $ 15,000                      $ 5,550
                25,000                        9,250
                40,000                       14,800
                60,000                       22,200
                90,000                       33,300
               100,000                       37,000
               120,000                       44,400
               140,000                       51,800
               150,000                       55,500
               160,000                       59,200
               170,000(1)                    62,900
_______________________

(1) Effective for retirements on or after January 1, 1994, annual compensation for Plan purposes may not exceed $150,000 plus any increases indexed to cost of living adjustments. Employees with compensation exceeding $150,000 in years before 1994 may have larger "preserved benefits."

     The above benefits are paid for the life of the employee with a right of survivorship with respect to ten years of post-retirement benefits. Other optional forms of benefit are available in actuarially equivalent amounts. Current remuneration covered by the U.S. Bank Plan in 2000 for Bickmore, Graham, Hanselman and Virag was $97,950, $137,940, $227,880 and $132,145, respectively, subject to the $150,000 limitation (as indexed). As of December 31, 2000, Mr. Bickmore was credited with two years of service, Ms. Graham with 15 years of service, Mr. Hanselman with 14 years of service and Mr. Virag with 6 years of service.

     Effective January 1, 1986, the USBANCORP Board of Directors adopted the U.S. Bank Plan for the benefit of employees of USBANCORP on the same terms and conditions as for employees of U.S. Bank. Contributions made by USBANCORP are limited to those employees whose earnings are paid by USBANCORP.

     Mr. O'Neil previously participated in the Three Rivers Bank
Pension Plan. Effective January 1, 2000, the benefits of employees of SMC (a former subsidiary of Three Rivers Bank and now a subsidiary of the Company) were frozen and will be distributed upon each participant's termination. As of December 31, 2000, Mr. O'Neil was credited with 7 years of service (for eligibility purposes only).

Supplemental Pension Plans

     The Board of Directors of USBANCORP approved the creation of a supplemental executive retirement plan ("SERP") for Mr. Hanselman. SERPs traditionally are funded out of cash flow or other retained funds beginning after the date of the executive's retirement, or through a split-dollar life insurance plan. Because a primary goal in developing a SERP for Mr. Hanselman was to increase Mr Hanselman's equity stake in the Company, thus further aligning him with shareholder interests, the Compensation Committee and the Board of Directors elected to fund Mr. Hanselman's SERP through a grant of restricted stock. Instead of using a SERP to assure an appropriate level of retirement income for Mr. Hanselman, the Compensation Committee and the Board of Directors, by funding Mr. Hanselman's SERP with restricted stock, directly tie Mr. Hanselman's retirement income to the future stock price of USBANCORP, thereby creating an incentive to increase the stock price. Mr. Hanselman is committed to the future of the Company and, because of his belief in the future of USBANCORP, he is willing to put his retirement income at risk in this manner.

     Subject to shareholder approval of the 2001 Incentive Plan, see "MATTER NO. 2-PROPOSAL TO APPROVE STOCK INCENTIVE PLAN",
Mr. Hanselman's SERP will be funded through a restricted stock award in an amount not to exceed 173,000 shares of USBANCORP Common Stock that will vest over a fifteen year period. No award shares will vest during the first five year period. On the fifth anniversary of the award, one-third of the award shares will vest; thereafter additional shares equal to one-fifteenth of the award shares will vest on each anniversary of the award. Each vesting of shares will be a taxable event to Mr. Hanselman, and will result in a tax deduction for USBANCORP. In addition, dividends will accrue and be paid to Mr. Hanselman at vesting, which will be a taxable event for Mr. Hanselman, and also will result in a tax deduction for USBANCORP. Based on the calculations of an independent compensation consultant, projected dividends will be sufficient to cover the tax incurred by Mr. Hanselman on each vesting date except the vesting of one-third of the award shares that occurs on the fifth anniversary of the award. In order to avoid the need to sell shares of USBANCORP Common Stock after the fifth anniversary of the award to satisfy this tax obligation, the Company will pay
Mr. Hanselman a one-time cash bonus in the approximate amount of $124,000 which is projected to be sufficient to pay the tax due in respect of the vested award shares. USBANCORP's independent compensation consultant had originally proposed that the stock award be for a higher number of shares. However, in order to make the SERP cash-flow neutral to Mr. Hanselman, the cash bonus was included and the total number of award shares was correspondingly reduced to an amount not to exceed 173,000 shares.

     In the event of Mr. Hanselman's death or disability prior to the fifth anniversary of the award, there will be no acceleration of the vesting schedule. Thereafter, in the event of Mr. Hanselman's death or disability, one-half of all unvested award shares will vest.

     Mr. Hanselman will be entitled to only vote vested award shares. Dividends on the award shares will accrue but not be paid until the fifth anniversary of the award, at which time accrued and unpaid dividends on vested award shares will be paid to Mr. Hanselman. Thereafter, Mr. Hanselman will be entitled to receive current and accrued and unpaid dividends on vested award shares.

     An independent compensation consultant has determined that the annual cost of this SERP to the Company will be approximately $46,000 on a pre-tax basis. This independent compensation consultant further calculated that the Company will receive tax deductions totaling approximately $2.4 million over the fifteen-year life of the SERP.

     USBANCORP provided additional life insurance and retirement benefits for Mr. Dunkle funded through a split-dollar life insurance policy. After the spin-off, TRBC assumed all obligations and benefits that accrued to USBANCORP under the policy.

     In 1994 the Board of Directors of USBANCORP had provided a SERP for the benefit of Mr. Dunkle in order to provide supplemental retirement benefits to Mr. Dunkle, that, in combination with benefits from all USBANCORP sponsored qualified and non-qualified pension plans, insured an appropriate total retirement benefit for Mr. Dunkle. After the spin-off, TRBC assumed all obligations and benefits that accrued to USBANCORP under the SERP.

     The Board of Directors of U.S. Bank on February 20, 1981, adopted a Supplemental Pension Plan under which the Executive Committee of the Board of Directors may from time to time designate executive officers of U.S. Bank as participants and specify the amount of supplemental pension payment the participant shall receive. A participating officer agrees to perform, after retirement, such advisory services as the Executive Committee may reasonably request and enters into a noncompetition agreement with U.S. Bank. Upon his retirement from U.S. Bank, a participant will be entitled to receive supplemental monthly pension payments in a specified amount for a period of fifteen years. If he should die before retirement while in the service of U.S. Bank or if he should die after payment of benefits has commenced, the participant's spouse, if any, will be entitled to receive one-half of the specified amount for the remainder of the fifteen year period. No payments are currently being made under this plan.

Change in Control Agreements

     In 1994, USBANCORP entered into Change in Control Agreements (the "Agreements") with Messrs. Terry K. Dunkle, Orlando B. Hanselman, Kevin J. O'Neil and Ronald W. Virag, pursuant to which USBANCORP agreed to provide the executives with severance benefits upon the occurrence of certain enumerated events ("Triggering Events") following a change in control of USBANCORP ("Change in Control") (as defined in the Agreements). After the spin-off, the Agreement with Mr. Dunkle terminated. The initial term of the Agreements was three years, subject to an automatic one year extension on each anniversary date thereof, unless either party gives notice to the other of an intention not to renew. Under the Agreements, upon the occurrence of a Triggering Event following a Change in Control, Messrs. Hanselman, O'Neil and Virag would be entitled to receive approximately 1.5 times their combined salary and bonus which will be determined, after the expiration of the initial term, by reference to the average of the executive's combined salary and bonus in the preceding five years. The executives, in their discretion, may receive these payments in a lump sum or on a monthly installment basis. The Agreements also entitle the executives to continued participation in the employee benefits plans of USBANCORP for a period of eighteen months with respect to Mr. Hanselman and one year with respect to the other executives. In addition, the Agreements provide that options held by the executives to acquire USBANCORP Common Stock, to the extent not currently exercisable, will become immediately exercisable upon the occurrence of a Triggering Event following a Change in Control and may be exercised by the executives at any time prior to the earlier of the expiration date of the options or 90 days after the executive's termination. The Agreements also require USBANCORP to make additional payments to the executives in the event that the severance payments described above result in the imposition of an excise tax, pursuant to Section 4999 of the Code on the payment of such amounts.

Performance Graph

     Set forth is a graph comparing the yearly percentage change in the cumulative total shareholder return on USBANCORP Common Stock against the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Bank Stocks for the five years beginning January 1, 1996 and ended December 31, 2000.

                           [Insert Table]


                                               Legend

Symbol    Index Description       12/95      12/96      12/97      12/98      12/99      12/00

          USBANCORP, INC.,        100.0      131.4      236.2      198.2      121.9       85.3

          Nasdaq Stock            100.0      123.0      150.7      212.5      394.9      237.6
            Market (US Companies)

          Nasdaq Bank Stocks      100.0      132.0      221.1      219.6      211.1      241.1
          SIC 6020-6029,
          6710-6719 US & Foreign

Notes:

     A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

     B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

     C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

     D. The index level for all series was set to 100.0 on 12/29/1995.

                           MATTER No. 2
                    APPROVAL OF 2001 USBANCORP
                       STOCK INCENTIVE PLAN

Description of the 2001 Stock Incentive Plan

     The Board of Directors believes that USBANCORP's stock incentive program constitutes an important part of USBANCORP's compensation programs and, accordingly, USBANCORP has adopted a new 2001 Stock Incentive Plan, that is subject to shareholder approval.

     Shareholders have previously authorized grants of options to employees under the USBANCORP Stock Option Plan (the "1991 Plan"). Under the 1991 Plan, a total of 1,455,000 options are available for issuance and at December 31, 2000, options to acquire 531,378 shares are outstanding. The 1991 Plan expires, by its terms, on August 23, 2001 and thereafter no further options may be granted thereunder. Therefore, subject to shareholder approval, USBANCORP has adopted the 2001 Stock Incentive Plan (the "2001 Plan") to immediately replace the 1991 Plan. Pending approval of the 2001 Plan, and if approved, thereafter, no additional options will be granted under the 1991 Plan.

     The 2001 Plan is designed to improve the performance of USBANCORP and its subsidiaries and, by doing so, to serve the interests of the shareholders. By encouraging ownership of USBANCORP Common Stock among those who play significant roles in USBANCORP's success, implementation of the 2001 Plan will continue to align the interests of USBANCORP's key employees with those of its shareholders by relating capital accumulation to increases in shareholder value. Moreover, adoption of the 2001 Plan should have a positive effect on USBANCORP's ability to attract, motivate and retain employees of outstanding leadership and ability.

     The principal features of the 2001 Plan are described below. See Exhibit "A" to this Proxy Statement for the full text of the 2001 Plan.

     The 2001 Plan authorizes the Compensation Committee of the Board of Directors (the "Committee") or a director or officer delegated by the Committee to grant stock options or restricted stock of up to 800,000 shares of USBANCORP Common Stock, which constitutes approximately 5.92% of the presently outstanding shares of USBANCORP Common Stock.

     Under the 2001 Plan, incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended), nonqualified stock options and restricted stock may be granted to directors, officers and employees providing services to USBANCORP and its affiliates. Grants must be approved by a majority of the Committee present at a meeting or by a director or officer designated by the Committee. Any shares as to which a grant expires, lapses unexercised, or is terminated or cancelled, may be subject to a new grant.

     Options granted under the 2001 Plan may be exercised for a maximum of 10 years after the date of grant. The Committee may condition any exercise of an option upon satisfaction of such conditions or vesting periods as it may determine, including, without limitation, (i) acceleration of vesting in the event of death, disability or other event such as a change in control of USBANCORP (as defined in the 2001 Plan), or (ii) expiration, forfeiture or post-termination exercise of an option in the event of termination of service, including termination for cause (as defined in the 2001 Plan)or upon retirement, death or disability.

     The aggregate fair market value (determined at the time the option is granted) of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year may not exceed $100,000. No employee may receive option grants in excess of 175,000 shares under the 2001 Plan in any twelve month period. No option may be transferred by the optionee other than by will or by the laws of descent and distribution, and each option is exercisable during the optionee's lifetime only by the optionee. At the election of the holder of a nonqualified option and subject to the rules established by the Committee, any required withholding taxes may be satisfied by USBANCORP withholding shares of USBANCORP Common Stock issued on the exercise of a nonqualified stock option that have a fair market value equal to or less than any required withholding taxes, delivery by the holder to USBANCORP of sufficient USBANCORP Common Stock to satisfy the withholding obligation, or delivery by the holder to USBANCORP of sufficient cash to satisfy the withholding obligations.

     In addition to the grant of both incentive stock options and nonqualified stock options, the 2001 Plan provides for the grant of restricted stock. The Committee may condition the grant or vesting, or both, of restricted stock upon the continued service of the grantee for a certain period of time after the grant, attainment of such performance objectives as the Committee may determine, or upon a combination of continued service and performance objectives. The Committee may, in its discretion, shorten or terminate the restriction period or waive any of the conditions applicable to all or a portion of the restricted stock. The restricted stock may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restriction period or prior to the satisfaction of any other conditions prescribed by the Committee at the time of grant. Unless otherwise provided in the applicable award agreement, during the restriction period, a grantee of a restricted stock award will not be entitled to vote, or receive dividends with respect to, the shares covered by the grant. The Committee may require that any dividends received on shares of restricted stock be reinvested in additional shares of USBANCORP Common Stock and that such purchased shares be subject to the same restrictions. Share certificates with respect to restricted stock will be issued in the name of the grantee and either held by the Secretary of the Company or delivered to the grantee with an appropriate legend or legends that reference the restrictions imposed. Upon the expiration or termination of the restriction period and the satisfaction of any other conditions prescribed by the Committee, a stock certificate for shares shall be delivered, free of any such restrictions, to the grantee.

     Under the 2001 Plan, each award agreement shall set forth the extent to which the grantee may exercise an option following termination of service for any reason, including any termination of service after a change in control of USBANCORP (as defined in the 2001 Plan). With respect to a grant of restricted stock, any restricted stock that has not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall be immediately forfeited upon termination by the grantee of service with USBANCORP.

     The Board of Directors of the Company may suspend or terminate the 2001 Plan at any time without shareholder approval. The Board of Directors of the Company may amend the 2001 Plan; in most cases, shareholder approval of a substantive amendment will be required under applicable tax laws and Nasdaq or exchange listing rules. The Committee may not modify or amend the 2001 Plan with respect to any outstanding option or impair or cancel any outstanding option without the consent of the affected optionee. Without prior shareholder approval, the 2001 Plan does not permit the repricing of options or the cancellation of existing options and the grant of new options with a lower exercise price where the economic effect would be the same as reducing the exercise price of the cancelled option. If the 2001 Plan is approved by the shareholders, USBANCORP anticipates that the shares subject to the 2001 Plan will be registered with the Securities and Exchange Commission. The cost of such registration will be borne by USBANCORP.

     The executive officers listed in the Summary Compensation Table included under the section entitled "COMPENSATION PAID TO EXECUTIVE OFFICERS" in this Proxy Statement will be eligible to receive grants under the 2001 Plan. Additionally, if the 2001 Plan is approved by the shareholders, the Board anticipates that it will make an award to Mr. Hanselman in an amount not to exceed 173,000 shares of restricted stock valued at approximately $692,000 to fund the SERP more fully described herein under "EXECUTIVE COMPENSATION-Supplemental Pension Plans". As noted above, an independent compensation consultant has advised the Company that the SERP would result in an annual accounting charge to the Company of approximately $46,000 on a pre-tax basis and is projected to result in tax deductions to the Company totaling approximately $2.4 million over the fifteen-year life of the SERP.

     The grants previously made to executive officers of USBANCORP and its subsidiaries under the 1991 Plan, and information on options exercised during the last fiscal year, are reflected in tables contained in the section of this Proxy Statement entitled "COMPENSATION PAID TO EXECUTIVE OFFICERS."

     Tax Consequences

     The 2001 Plan permits eligible employees of USBANCORP and its affiliates to receive grants of incentive stock options that qualify for certain tax benefits. In addition, the 2001 Plan permits eligible participants to receive grants of nonqualified stock options or restricted stock that do not qualify for any tax benefits.

     The 2001 Plan is not a qualified plan under Code Section 401(a). USBANCORP has been advised that under the Code, the following federal income tax consequences will result when incentive stock options, nonqualified stock options, or restricted stock, or any combination thereof, are granted or exercised, although the following is not intended to be a complete statement of the applicable law.

     Incentive Stock Options. An optionee generally will not be deemed to receive any income for federal tax purposes at the time an incentive stock option is granted, nor will USBANCORP be entitled to a tax deduction at that time. Upon the sale or exchange of the shares at least two years after the grant of the option and one year after receipt of the shares by the optionee upon exercise, the optionee will recognize long-term capital gain or loss upon the sale of such shares equal to the difference between the amount realized on such sale and the exercise price.

     If the foregoing holding periods are not satisfied or the option is exercised more than three months after the optionee's employment with USBANCORP has terminated, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. If the sale price exceeds the fair market value on the date of exercise, the gain in excess of the ordinary income portion will be treated as either long-term or short-term capital gain, depending on whether the stock has been held for more than 12 months on the date of sale. Any loss on disposition is a long-term or short-term capital loss, depending upon whether the optionee has held the stock for more than 12 months. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is a director or 10 percent shareholder of USBANCORP or an officer of USBANCORP subject to Section 16(b) of the Securities Exchange Act of 1934. If USBANCORP cancels an option by paying the optionee the difference between the fair market value of a share of USBANCORP Common Stock and the per share exercise price multiplied by the number of shares subject to such option, then the optionee recognizes income to the extent of the amount paid by USBANCORP to cancel the option over the optionee's basis in such option, if any.

     No income tax deduction will be allowed USBANCORP with respect to shares purchased by an optionee upon the exercise of an incentive stock option, provided that such shares are held at least two years after the date of grant and at least one year after the date of exercise. However, if those holding periods are not satisfied, USBANCORP may deduct an amount equal to the ordinary income recognized by the optionee upon disposition of the shares.

     The exercise of an incentive stock option and the sale of stock acquired by such exercise could subject an optionee to alternative minimum tax liability for federal income tax purposes.

     Nonqualified Stock Options. An optionee will not be deemed to receive any income for federal tax purposes at the time a nonqualified stock option is granted, nor will USBANCORP be entitled to a tax deduction at that time. At the time of exercise, however, the optionee will realize ordinary income in an amount equal to the excess of the market value of the shares at the time of exercise of the option over the option price of such shares. USBANCORP is allowed a federal income tax deduction in an amount equal to the ordinary income recognized by the optionee due to the exercise of a nonqualified stock option at the time of such recognition by the optionee.

     Stock-for-Stock Exchange. An optionee who exchanges "statutory option stock" of USBANCORP in payment of the purchase price upon the exercise of an incentive stock option will be deemed to make a "disqualifying disposition" of the statutory option stock so transferred unless the applicable holding requirements (two years from the date of the grant and one year after the exercise of an incentive option) with respect to such statutory option stock are met after the exercise of incentive stock options but also upon the exercise of qualified stock options and stock acquired under certain other stock purchase plans. If an optionee exercises nonqualified stock options by exchanging previously-owned statutory option stock, the Internal Revenue Service has ruled that the optionee will not recognize gain on the disposition of the statutory option stock (assuming the holding period requirements applicable to such statutory option stock have been satisfied) because of the non-recognition rule of Code Section 1036.

     Restricted Stock. Upon expiration of the restricted period applicable to a restricted stock grant, the fair market value of such shares at such date, less any amount paid therefor, is included in the grantee's ordinary income as compensation, except that, in the case of restricted stock issued at the beginning of the restriction period, the grantee may elect to include in his or her ordinary income as compensation at the time the restricted stock was granted, an amount equal to the fair market value of such shares at such time, less any amount paid therefor. The Company is entitled to a corresponding income tax deduction to the extent that the amount represents reasonable compensation and an ordinary, necessary business expense, subject to any required income tax withholding.

Recommendation

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ADOPTION OF THE 2001 STOCK INCENTIVE PLAN. The affirmative vote of a majority of all votes cast at the Meeting is required to adopt the 2001 Stock Incentive Plan. All proxies will be voted "FOR" adoption of the 2001 Stock Incentive Plan unless a shareholder specifies to the contrary on such shareholder's proxy card.

                      AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors of USBANCORP is composed of eight independent directors. Since July 2000, the members of the Audit Committee are Directors Dewar (Chair), O'Malley (Vice Chair), Adams, DeVos, Duke, Oravec, Picking and Sargent.

     The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit
Committee's Charter is attached to this Proxy Statement as Exhibit B

     The Audit Committee has reviewed the audited financial statements of USBANCORP for the fiscal year ended December 31, 2000 and discussed them with management and USBANCORP's independent accountants, Arthur Andersen LLP. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by the U.S. Statement of Auditing Standards No. 61.

     The Audit Committee has received from the independent accountants the written disclosures and letter required by the U.S. Independence Standards Board Standard No. 1, and the Audit Committee has discussed the accountants' independence from USBANCORP and management with the accountants. Furthermore, the Audit Committee has considered whether the fees paid by the Company to Arthur Andersen and described below are compatible with maintaining Arthur Andersen's independence from USBANCORP. Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that USBANCORP's audited financial statements for the fiscal year ended
December 31, 2000 be included in USBANCORP's Annual Report on Form 10-K for that fiscal year.

Audit Fees

     The aggregate fees paid to Arthur Andersen for professional services performed for the audit of USBANCORP's annual financial statements for the year ended December 31, 2000 and the reviews of the financial statements included in USBANCORP's quarterly reports on Form 10-Q during 2000 were $152,600.

Financial Information Systems Design and Implementation Fees

Arthur Andersen provided systems consulting services to SMC during 2000 when SMC changed its mortgage servicing system to an in-house system. The fee for this consulting service was $33,500.

All Other Fees

     The aggregate fees paid to Arthur Andersen for professional services performed on behalf of USBANCORP, other than audit fees and Financial Information Systems Design and Implementation Fees were $268,700. These fees were incurred largely with respect to services performed by Arthur Andersen in connection with the spin-off, tax reporting and consulting services and executive compensation consulting services.

                      FINANCIAL INFORMATION

     Requests for printed financial material for USBANCORP or any of its subsidiaries - annual reports, Forms 10-K, 10-Q and Call Reports - should be directed to Jeffrey A. Stopko, Senior Vice President and Chief Financial Officer, USBANCORP, Inc., P.O. Box 430, Johnstown, PA 15907-0430, telephone (814) 533-
5310.

                   TRANSACTIONS WITH MANAGEMENT

     Certain directors, nominees and executive officers and/or their associates were customers of and had transactions with USBANCORP or its subsidiaries during 2000. Transactions that involved loans or commitments by subsidiary banks were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features. These loans represented in the aggregate less than 3.4% of shareholders' equity as of December 31, 2000.

                 INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has audited USBANCORP's financial statements for the fiscal year ended December 31, 2000 and the report on such financial statements appears in the Annual Report to Shareholders. Arthur Andersen LLP has been selected by the USBANCORP Board of Directors to perform an examination of the consolidated financial statements of USBANCORP for the year ending December 31, 2001.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                         OTHER MATTERS

     The Board of Directors knows of no other matters to be presented at the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, or any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.

        SHAREHOLDERS PROPOSALS FOR NEXT ANNUAL MEETING

     Any shareholder desiring to present a proposal to be considered at the 2001 Annual Meeting of Shareholders should submit the proposal in writing to: Chairman, USBANCORP, Inc., Executive Offices, P.O. Box 430, Johnstown, PA 15907-0430 no later than November 23, 2001.

                              By Order of the Board of Directors

                              /s/ Betty L. Jakell
                                  Betty L. Jakell
                                  Corporate Secretary

March 16, 2001



Exhibit A















                         USBANCORP, Inc.
                         2001 Stock Incentive Plan
                         USBANCORP, Inc.



                         USBANCORP, Inc.

                    2001 Stock Incentive Plan

          USBANCORP, Inc. (the Company), a Pennsylvania corporation, sets forth herein the terms of its 2001 Stock
Incentive Plan (the Plan) as follows:

          1.  Purpose

          The Plan is intended to enhance the Company's and its Affiliates' (as defined herein) ability to attract and retain highly qualified officers, directors and employees, and to motivate such officers, directors and employees to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such officers, directors and employees an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options and restricted stock in accordance with the terms hereof. Stock options granted under the Plan may be nonqualified stock options or incentive stock options, as provided herein.

          2.  Definitions

          For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

               2.1  "Affiliate" means, with respect to the
Company, any company or other trade or business that controls, is controlled by, or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.

               2.2 "Award Agreement" means the stock option agreement, restricted stock agreement, or other written agreement between the Company and a Grantee that evidences and sets out the terms and conditions of a Grant.

               2.3 "Benefit Arrangement" shall have the meaning set forth in Section 12 hereof.

               2.4 "Board" means the Board of Directors of the Company.

               2.5 "Cause" means, unless otherwise provided in an applicable employment agreement with the Company or an Affiliate or in an Award Agreement, (i) negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, confidentiality, intellectual property, or non-competition agreements, if any, between the employee and the Company or an Affiliate.

               2.6  "Change of Control" means (i) the
dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity,
(ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) that results in any person or entity (other than persons who are shareholders or Affiliates immediately prior to the transaction) owning 50% or more of the combined voting power of all classes of stock of the Company.

               2.7  "Code" means the Internal Revenue Code of
1986, as now in effect or as hereafter amended.

               2.8 "Covered Employee" means an employee who is, or is likely to become a "covered employee" within the meaning of Section 162(m) of the Code (or any successor provision).

               2.9 "Committee" means the Compensation Committee of the Board or such other committee as may be hereafter designated by the Board to administer this Plan.

               2.10  "Company" means USBANCORP, Inc.

               2.11 "Disability" means the Grantee is unable to perform each of the essential duties of such Grantee's position by reason of a medically determinable physical or mental impairment that is potentially permanent in character or that can be expected to last for a continuous period of not less than 12 months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee's Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months.

               2.12 "Effective Date" means February 23, 2001, the date the Plan is approved by the Board.

               2.13  "Exchange Act" means the Securities
Exchange Act of 1934, as now in effect or as hereafter amended.

               2.14 "Fair Market Value" means with respect to a share of Stock, the closing price of the Stock on the Nasdaq National Market (or such other exchange or market on which the Stock may hereafter be listed for trading) on the Grant Date or, if no sale of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported.

               2.15  Reserved.

               2.16  "Grant" means an award of an Option or
Restricted Stock under the Plan.

               2.17 "Grant Date" means, as determined by the Committee, the latest to occur of (i) the date as of which the Committee approves a Grant, (ii) the date on which the recipient of a Grant first becomes eligible to receive a Grant under
Section 5 hereof, or (iii) such other date as may be specified by the Committee.

               2.18 "Grantee" means a person who receives or holds an Option or Restricted Stock under the Plan.

               2.19  "Incentive Stock Option" means an
"incentive stock option" within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

               2.20 "Nonqualified Stock Option" means a stock option that is not an Incentive Stock Option.

               2.21 "Option" means an option to purchase one or more shares of Stock pursuant to the Plan.

               2.22 "Option Price" means the purchase price for each share of Stock subject to an Option.

               2.23 "Other Agreement" shall have the meaning set forth in Section 12 hereof.

               2.24  "Plan" means this USBANCORP, Inc. 2001
Stock Incentive Plan.

               2.25 "Reporting Person" means a person who is required to file reports under Section 16(a) of the Exchange
Act.

               2.26 "Restricted Stock" means shares of Stock, awarded to a Grantee pursuant to Section 9 hereof, that are subject to restrictions and to a risk of forfeiture.

               2.27 "Securities Act" means the Securities Act of 1933, as now in effect or as hereafter amended.

               2.28 "Service" means service as an employee, officer, or director of the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee's change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be an employee, officer, or director of the Company or an Affiliate. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Committee, which determination shall be final, binding, and conclusive.

               2.29 "Stock" means the common stock ($2.50 par value) of the Company.

               2.30  "Subsidiary" means any "subsidiary
corporation" of the Company within the meaning of Section 424(f) of the Code.

               2.31  "Ten-Percent Shareholder" means an
individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

          3.  Administration of the Plan

               3.1  Board; Delegation

               Subject always to the right of the Board to revoke its delegation, the Board hereby delegates administration of the Plan to the Committee, provided that such administration shall be consistent with the Company's articles of incorporation and bylaws and applicable law. However, the Board does not hereby delegate its power and authority with respect to (i) Grants pursuant to the Plan to a Grantee who is a Covered Employee within the meaning of Section 162(m) of the Code or who, in the Board's judgment, is likely to be a Covered Employee at any time during the period a Grant hereunder to such Grantee would be outstanding, or (ii) the administration of the Plan with respect thereto, if the Committee at anytime is not comprised solely of "outside directors" within the meaning of
Section 162(m) of the Code.

               3.2  Committee

 The Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Grant or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Committee deems to be necessary or appropriate to the administration of the Plan, any Grant or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Committee present at a meeting or by unanimous consent of the Committee executed in writing in accordance with the Company's articles of incorporation and by-laws and applicable law. The interpretation and construction by the Committee of any provision of the Plan, any Grant or any Award Agreement shall be final, binding, and conclusive. In the event that the Plan, any Grant or any Award Agreement, entered into hereunder provides for any action to be taken by or determination to be made by the Committee, such action may be taken by or such determination may be made by the Board. To the extent permitted by law, the Committee may delegate its authority under the Plan to a member of the Board or an executive officer of the Company who is a member of the Board.

               3.3  Grants

               Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:

                    (i)   designate Grantees,

                    (ii)  determine the type or types of Grants
                          to be made to a grantee,

                    (iii) determine the number of shares of
                          Stock to be subject to a Grant
                          (provided however, that the number of
                          shares pursuant to a Grant made to any
                          Grantee who is a Covered Employee not
                          exceed 175,000 shares in any twelve
                          month period, where such action would
                          result in the loss of the otherwise
                          available exemption of the award under
                          Section 162(m) of the Code).

                    (iv)  establish the terms and conditions of
                          each Grant (including, but not limited
                          to, the Option Price of any Option
                          (provided, however, that the Option
                          Price on any shares pursuant to a
                          Grant made to any Grantee who is a
                          Covered Employee shall not be less
                          than the Fair Market Value on the date
                          of grant where such action would
                          result in the loss of the otherwise
                          available exemption of the award under
                          Section 162(m) of the Code), the
                          nature and duration of any restriction
                          or condition (or provision for lapse
                          thereof) relating to the vesting,
                          exercise, transfer, or forfeiture of a
                          Grant or the shares of Stock subject
                          thereto, and any terms or conditions
                          that may be necessary to qualify
                          Options as Incentive Stock Options),

                    (v)   prescribe the form of each Award
                          Agreement evidencing a Grant, and

                    (vi)  amend, modify, or supplement the terms
                          of any outstanding Grant; provided
                          however, that (A) the Committee may
                          not reduce the term, extend the
                          vesting period, increase the exercise
                          price or otherwise amend, modify or
                          supplement the terms of any outstand-
                          ing Grant in a manner that adversely
                          affects the Grantee without the prior
                          written consent of the Grantee, or (B)
                          without the prior consent of the
                          Company's shareholders, reduce the
                          exercise price of any Grant following
                          the date of grant (other than such
                          equitable adjustments as may be
                          required by Section 14 hereof) and no
                          Grant may be cancelled and replaced
                          with a new Grant with a lower exercise
                          price where the economic effect would
                          be the same as reducing the exercise
                          price of the cancelled Grant.

Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to modify Grants to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom. The Committee shall have the right, in its discretion, to make Grants in substitution or exchange for any other Grant under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate. The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof, to the extent specified in such Award Agreement applicable to the Grantee. Furthermore, the Company may annul a Grant if the Grantee is an employee of the Company or an Affiliate thereof and is terminated for Cause as defined in any employment agreement between the Grantee and the Company or any Affiliate, the applicable Award Agreement or this Plan, as applicable.

               3.4  Deferral arrangement

               The Committee may permit or require the deferral of any award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock equivalents and restricting deferrals to comply with hardship distribution rules affecting 401(k) plans.

               3.5  No liability

               No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Grant or Award Agreement.

          4.  Stock subject to the Plan

          Subject to adjustment as provided in Section 14 hereof, the number of shares of Stock available for issuance under the Plan shall not exceed 800,000 outstanding shares of the Company. Stock issued or to be issued under the Plan shall be authorized but unissued shares or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company. If any shares covered by a Grant are not purchased or are forfeited, or if a Grant otherwise terminates without delivery of any Stock subject thereto, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Grant shall, to the extent of any such forfeiture or termination, again be available for making Grants under the Plan.

          5.  Grant eligibility

               5.1  Employees, Officers and Directors of the
Company

               Grants (including Grants of Incentive Stock
Options, subject to Section 5.3) may be made under the Plan to any employee, officer or director providing services to the Company or an Affiliate.

               5.2  Successive grants

               An eligible person may receive more than one
Grant, subject to such restrictions as are provided herein.

               5.3  Limitations on Incentive Stock Options

               An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company (or any parent of the Company); (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee's employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

          6.  Award Agreement

          Each Grant pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Committee shall from time to time determine, which specifies the number of shares subject to the Grant and provides for adjustment in accordance with Section 14. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing a Grant of Options shall specify whether such Options are intended to be Nonqualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Nonqualified Stock Options.

          7.  Terms and conditions of Options

               7.1  Option Price

               The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. In the case of an Incentive Stock Option, the Option Price shall be at least the Fair Market Value on the Grant Date of a share of Stock; provided, however, that in the event that a Grantee is a Ten-Percent Shareholder, the Option Price of an Incentive Stock Option granted to such Grantee shall be not less than 110 percent of the Fair Market Value of a share of Stock on the Grant Date.

               7.2  Vesting and Option Period

               Subject to Sections 7.3 and 14.3 hereof, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement. For purposes of this Section 7.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number. Subject to the vesting terms outlined in individual award agreements, the Committee may provide in the Award Agreement for (i) accelerated exercisability of the Option in the event the Grantee's Service terminates on account of death, Disability, or another event, (ii) expiration of the Option prior to its term in the event of the termination of the Grantee's Service, (iii) immediate forfeiture of the Option in the event the Grantee's Service is terminated for Cause.

               7.3  Term

               Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten years from the Grant Date, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option; provided, however, that in the event that the Grantee is a Ten-Percent Shareholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five years from its Grant Date.

               7.4  Exercise of Options on Termination of
                    Service

               Each Award Agreement shall set forth the extent to which the Grantee shall have the right to exercise the Option following termination of the Grantee's Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service. Notwithstanding the foregoing, each Option shall provide that the Grantee shall have the right to exercise the vested portion of any Option held at termination for at least thirty (30) days following termination of Service with the Company for any reason (other than for Cause), and that the Grantee shall have the right to exercise the Option for at least twenty-four (24) months if the Grantee's Service terminates due to retirement at the normal retirement age, death or Disability. For purposes of this Section 7.4 retirement at the normal retirement age shall mean the youngest age at which an employee of the Company may terminate employment and receive payments under the Company's defined benefit pension plan.

               7.5  Limitations on exercise of Option

               Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, prior to the date the Plan is approved by the shareholders of the Company, or after ten years following the Grant Date, or after the occurrence of an event referred to in Section 14 hereof that results in termination of the Option.

               7.6  Exercise procedure

               An Option that is exercisable may be exercised by the Grantee's delivery to the Company of written notice of exercise on any business day, at the Company's principal office, on the form specified by the Company. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised. The minimum number of shares of Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) 100 shares or such lesser number set forth in the applicable Award Agreement and (ii) the maximum number of shares available for purchase under the Option at the time of exercise. The Option Price shall be payable in a form described in Section 10.

               7.7  Right of holders of Options

               Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a shareholder (for example, the right to cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of shares of Stock) until the shares of Stock covered thereby are fully paid and issued to such individual.

               7.8  Delivery of Stock certificates

               Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a stock certificate or certificates evidencing such Grantee's ownership of the shares of Stock purchased upon such exercise of the Option.

          8.  Transferability of Options

               During the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee's guardian or legal representative) may exercise an Option. No Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

          9.  Restricted Stock

               9.1  Grant of Restricted Stock

               The Committee may from time to time grant
Restricted Stock to persons eligible to receive Grants under
Section 5 hereof, subject to such restrictions, conditions, and other terms as the Committee may determine.

               9.2  Restrictions

               At the time a Grant of Restricted Stock is made, the Committee shall establish a restriction period applicable to such Restricted Stock. Each Grant of Restricted Stock may be subject to a different restriction period. The Committee may, in its sole discretion, at the time a Grant of Restricted Stock is made, prescribe conditions that must be satisfied prior to the expiration of the restriction period, including the satisfaction of corporate or individual performance objectives or continued Service, in order that all or any portion of the Restricted Stock shall vest. The restrictions applicable to a Grant of Restricted Stock shall lapse at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement.

               The Committee also may, in its sole discretion, shorten or terminate the restriction period or waive any of the conditions applicable to all or a portion of the Restricted Stock. The Restricted Stock may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the restriction period or prior to the satisfaction of any other conditions prescribed by the Committee with respect to such Restricted Stock.

               9.3  Restricted Stock certificates

               The Company shall issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Committee may provide in an Award Agreement that either (i) the Secretary of the Company shall hold such certificates for the Grantee's benefit until such time as the Restricted Stock is forfeited to the Company, or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee, provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

               9.4  Rights of holders of Restricted Stock

               Holders of Restricted Stock shall not have the right to vote such Stock and shall not have the right to receive any dividends declared or paid with respect to such Stock until the applicable restriction lapses. The Committee may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Grant.

               9.5  Termination of Service

               Unless otherwise provided by the Committee in the applicable Award Agreement, upon the termination of a Grantee's Service with the Company or an Affiliate, any shares of Restricted Stock held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of Restricted Stock, the Grantee shall have no further rights with respect to such Grant, including but not limited to any right to vote Restricted Stock or any right to receive dividends with respect to shares of Restricted Stock.

               9.6  Delivery of Stock

               Upon the expiration or termination of the restriction period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to shares of Restricted Stock shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee.

          10.  Form of payment

               10.1  General rule

               Payment of the Option Price for the shares of stock purchased pursuant to the exercise of an Option shall be made in cash or in cash equivalents acceptable to the Company.

               10.2  Surrender of Stock

               Payment of the Option Price for shares purchased pursuant to the exercise of an Option may be made all or in part through the tender to the Company of shares of Stock, which shares, if acquired from the Company, shall have been held for at least six months at the time of tender and which shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at their Fair Market Value on the date of exercise.

               10.3  Cashless exercise

               With respect to an Option only (and not with respect to Restricted Stock), and for so long as the shares of Stock are publicly traded, payment of the Option Price for shares purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 11.

          11.  Withholding taxes

          The Company or any Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any Federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse or restrictions applicable to Restricted Stock or upon the issuance of any shares of Stock upon the exercise of an Option. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company or Affiliate, as the case may be, any amount that the Company or Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Affiliate, which may be withheld by the Company or the Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Affiliate to withhold shares of Stock otherwise issuable to the Grantee or
(ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 11 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

          12.  Cutback Provision

          Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or any Affiliate, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an Other Agreement), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of participants or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a Benefit Arrangement), if the Grantee is a "disqualified individual," as defined in Section 280G(c) of the Code, any Options or Restricted Stock held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested
(i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code as then in effect (a Parachute Payment) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause
(ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee's sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Plan be deemed to be a Parachute Payment.

          13.  Requirements of law

               13.1  General

               The Company shall not be required to sell or issue any shares of Stock under any Grant if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising a right emanating from such Grant, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to a Grant upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Grant unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Grant. Specifically, in connection with the Securities Act, upon the exercise of any right emanating from such Grant or the delivery of any shares of Restricted Stock, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock covered by such Grant, the Company shall not be required to sell or issue such shares unless the Committee has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

               13.2  Rule 16b-3

               During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Grants pursuant to the Plan and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Committee, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

               13.3  Financial reports

               To the extent required by applicable law, not less often than annually, the Company shall furnish to Grantees summary financial information including a balance sheet regarding the Company's financial condition and results of operations, unless such Grantees have duties with the Company that assure them access to equivalent information. Such financial statements need not be audited.

          14.  Effect of changes in capitalization

               14.1  Changes in Stock

               The number of shares for which Grants of Options and Restricted Stock may be made under the Plan shall be proportionately increased or decreased for any increase or decrease in the number or shares of Stock on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or for any other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date (any such event hereafter referred to as a Corporate Event). In addition, subject to the exception set forth in the last sentence of Section 14.4, the number of shares for which Grants are outstanding shall be proportionately increased or decreased for any increase or decrease in the number of shares of Stock on account of any Corporate Event. Any such adjustment in outstanding Options shall not change the aggregate consideration payable with respect to shares that are subject to the unexercised portion of an Option outstanding but shall include a corresponding proportionate adjustment in the Option Price. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration.

               14.2 Reorganization in which the Company is the surviving entity and in which no change of control occurs

               Subject to the exception set forth in the last sentence of Section 14.4, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities and in which no Change of Control occurs, any Grant theretofore made pursuant to the Plan shall pertain to and apply solely to the common stock shares to which a holder of the number of shares of Stock subject to such Grant would have been entitled immediately following such reorganization, merger, or consolidation, and in the case of Options, with a corresponding proportionate adjustment of the Option Price so that the aggregate consideration thereafter shall be the same as the aggregate consideration of the shares remaining subject to the Option immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement evidencing a Grant of Restricted Stock, any restrictions applicable to such Restricted Stock shall apply as well to any replacement shares received by the Grantee as a result of the reorganization, merger, or consolidation.

               14.3 Reorganization, sale of assets, or sale of Stock that involves a change of control

               Subject to the exceptions set forth in the last sentence of this Section 14.3 and the last sentence of Section 14.4, (i) upon the occurrence of a Change of Control, all outstanding shares of Restricted Stock shall be deemed to have vested and all restrictions and conditions applicable to such shares of Restricted Stock shall be deemed to have lapsed, immediately prior to the occurrence of such Change of Control, and (ii) either of the following two actions shall be taken:
(A) fifteen days prior to the scheduled consummation of a Change of Control, all Options outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen days, or (B) the Board may elect, in its sole discretion, to cancel any outstanding Grants and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Board acting in good faith), in the case of Restricted Stock, equal to the formula or fixed price per share paid to holders of shares of Stock and, in the case of Options, equal to the product of the number of shares of Stock subject to the Option (the Option Shares) multiplied by the amount, if any, by which (I) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (II) the Option Price applicable to such Option Shares. With respect to the Company's establishment of an exercise window, (i) any exercise of an Option during such fifteen-day period shall be conditioned upon the consummation of the event, and (ii) upon consummation of any Change of Control the Plan, and all outstanding but unexercised Options shall terminate. The Board shall send written notice of an event that will result in such a termination to all individuals who hold Options not later than the time at which the Company gives notice thereof to its shareholders. This Section 14.3 shall not apply to any Change of Control to the extent that provision is made in writing in connection with such Change of Control for the assumption or continuation of the Options and Restricted Stock theretofore granted, or for the substitution for such Options and Restricted Stock for new common stock options and new common stock restricted stock relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and prices, in which event the Plan and Options and Restricted Stock theretofore granted shall continue in the manner and under the terms so provided.

               14.4  Adjustments

               Adjustments under Section 14 related to shares of Stock or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding, and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Committee may provide in the Award Agreements at the time of Grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to a Grant in place of those described in Sections 14.1, 14.2, and 14.3.

               14.5  No limitations on Company

               The making of Grants pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

          15.  Duration and amendments

               15.1  Term of the Plan

               The Effective Date of this Plan is the date of its adoption by the Board, subject to the approval of the Plan by the Company's shareholders. In the event that the shareholders fail to approve the Plan within twelve (12) months after its adoption by the Board, any Grants already made shall be null and void, and no additional Grants shall be made after such date. The Plan shall terminate automatically ten (10) years after its adoption by the Board and may be terminated on any earlier date as next provided.

               15.2  Amendment and termination of the Plan

               The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any shares of Stock as to which Grants have not been made. An amendment to the Plan shall be contingent upon approval of the Company's shareholders only to the extent required by applicable law, regulations, or rules. No Grants shall be made after the termination of the Plan. No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, alter or impair rights or obligations under any Grant theretofore awarded under the Plan.

          16.  General provisions

               16.1  Disclaimer of rights

               No provision in the Plan or in any Grant or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company or any Affiliate. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan.

               16.2  Nonexclusivity of the Plan

               Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

               16.3  Captions

               The use of captions in this Plan or any Award
Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award
Agreement.

               16.4  Other Award Agreement provisions

               Each Grant awarded under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

               16.5  Number and gender

               With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

               16.6  Severability

               If any provision of the Plan or any Award
Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

               16.7  Governing law

               The validity and construction of this Plan and the instruments evidencing the Grants awarded hereunder shall be governed by the laws of the Commonwealth of Pennsylvania other than any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Grants awarded hereunder to the substantive laws of any other jurisdiction.

          17.  Execution

          To record adoption of the Plan by the Board as of February 23, 2001, and approval of the Plan by the shareholders on ______, 2001, the Company has caused its authorized officer to execute the Plan.


                              USBANCORP, Inc.

                              By:_______________________________
                              Title:____________________________



Exhibit B












                       USBANCORP, INC.

                BOARD AUDIT COMMITTEE CHARTER




















Approved by: USBANCORP Board Audit Committee 5/10/2000
             U.S. Bank Board of Directors 5/26/2000
             USBANCORP, Inc. Board of Directors 5/26/2000



USBANCORP Audit Committee Charter

     The Board of Directors of USBANCORP, Inc. has defined the authority, responsibility, and specific duties of the Board
Audit Committee.

Membership

     The Audit Committee shall include six or more USBANCORP, Inc. board members. Each member must satisfy the independence and financial literacy standards of National Association of Securities Dealers, Inc. (NASD), and one member must satisfy the accounting or related financial Management expertise requirements of NASD. A director will not be considered "independent" if, among other things, he or she has:

     - been employed by the corporation or its affiliates in the current or past three years;

     - accepted any compensation from the corporation or its affiliates in excess of $60,000 during the previous fiscal year (except for board service, retirement plan benefits, or non-discretionary compensation);

     - an immediate family member who is, or has been in the past three years, employed by the corporation or its affiliates as an executive officer;

     - been a partner, controlling shareholder or an executive officer of any for-profit business to which the corporation made, or from which it received, payments (other than those which arise solely from investments in the corporation's securities) that exceed five percent of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or

     - been employed as an executive of another entity where any of the company's executives serve on that entity's compensation committee.

     One member shall be rotating, serving for a period of one year so that the Audit Committee will annually include a new member. Members shall be elected annually to serve a term of one year. One of the members shall be appointed Chairman by the Chairman of the Board. The Committee shall appoint a Secretary who shall keep minutes of all meetings. Three members of the Committee shall constitute a quorum.

Responsibility

     The Audit Committee is a committee of the Board of Directors. Its primary function is to assist the Board in fulfilling its oversight responsibilities. The Independent Public Accountant (IPA) ultimate accountability is to the Board of Directors and the Audit Committee, as representatives of shareholders. The Committee will review: the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the board of directors have established, compliance with laws and regulations, as well as providing oversight of the Audit and Loan Review processes.

     In discharging its duty, the Audit Committee may rely on the evaluations and conclusions of regulatory examiners as well as internal and/or external auditors utilized by the Committee in the performance or review of the Audit and Loan Review functions.

     In meeting its responsibilities, the Audit Committee shall:

     1. Provide an open avenue of communication between the internal auditors, the Independent Public Accountant, Regulatory
Authorities, and the Board of Directors.

     2.     Review and update the Committee's charter annually.

     3.     Recommend to the Board of Directors the Independent
Public Accountants (IPA) to be appointed, approve the compensation of the IPA, receive and review all reports, opinions or assessments issued by the IPA, and review and approve the discharge of the Independent Public Accountants.

     4. Review and concur in the appointment, replacement, reassignment, or dismissal of the Chief Auditor and the Vice
President of Loan Review.

     5. Provide effective oversight of the financial reporting function:

            a.     Influence the overall tone for quality
financial reporting, sound internal controls, and ethical behavior.

            b. Oversee the comprehensive risk management process that identifies, measures and prioritizes business and financial reporting risks, and monitors the effectiveness of the control and risk management processes established to manage those risks. The objective will be satisfied by receiving periodic written and verbal presentations from an Executive Risk committee member.

            c. Engage in meaningful discussions with the IPA and with Management about the quality, not just the acceptability, of financial reporting decisions and judgements.

     6. Evaluate and ensure the independence of the Audit and Loan Review functions and the Independent Public Accountant. This review should include the evaluation of the formal and written IPA provided statement regarding relationships and services which may affect objectivity and independence of the IPA. The Audit Committee should also, as necessary, discuss any relevant matters, including those regarding objectivity and independence, with the independent auditors and recommend that the full board take appropriate action to address the auditors independence.

     7.     Inquire of management, the Chief Auditor, Vice
President of Loan Review, Regulators, as appropriate, and the Independent Public Accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the company.

     8. Consider the Audit and Loan Review scope and plans to ensure adequate coverage of identified risks.

     9.     Review with the Chief Auditor and the Independent
Public Accountant the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of comprehensive audit resources.

     10.    Consider and review with the Independent Public
Accountant and Chief Auditor:

            a.     The adequacy of the company's internal
controls including computerized information system controls and security.

            b.     Any related significant findings and
recommendations of the Independent Public Accountant and internal auditor together with management's responses thereto.

     11. Review with the Independent Public Accountant at the completion of the annual examination:

            a. The company's annual financial statements and related footnotes.

            b. The Independent Public Accountant's audit of the financial statements and their report thereon.

            c.     Any significant changes required in the
Independent Public Accountant's audit plan.

            d. Any serious difficulties or disputes with management encountered during the course of the audit.

            e. Other matters related to the conduct of the audit which are to be communicated to the committee under Generally Accepted Auditing Standards.

            f.     Significant audit adjustments.

     12.    Consider and review with the Chief Auditor:

            a. Significant findings during the year and management's responses thereto.

            b. Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

            c. Any changes required in the planned scope of their audit plan.

            d.     The Internal Auditing Department Charter.

            e.     Internal auditing's compliance with The IIA's
Standards for the Professional Practice of Internal Auditing
(Standards).

     13. Ensure that the corporation's quarterly financial statement are submitted to the IPA for review prior to filing such statements in the corporation's quarterly report on Form 10-Q, and review with the Independent Public Accountant their comfort with filings with the SEC and other published documents containing the company's financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

     14. Review policies, procedures, and results of testing with respect to officers' and Directors' expense accounts and perquisites, including their use of corporate assets.

     15.    Review with the Chief Auditor and the Independent
Public Accountant the results of their review of the company's compliance monitoring relative to the company's code of conduct.

     16. Review legal and regulatory matters that may have a material impact on the financial statements, related company compliance policies, and programs and reports received from regulators.

     17. Meet, on an as needed basis, with the Chief Auditor, the Independent Public Accountant, the Chairman of the Board and/or the CEO in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

     18. Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.
Annually, file a report with the Board summarizing their performance of oversight responsibilities.

     19.    Prepare a Proxy statement disclosure which:

            a. Discloses whether all Audit Committee members are independent. If the Board of Directors has appointed a non-independent member to the Audit Committee, disclose the nature of the relationship and the reasons for the board's determination that inclusion of this member is in the best interests of the company and its shareholders;

            b.     Disclose whether the Audit Committee is
governed by a written charter, and if so, include a copy of the charter at least once every three years;

            c. Disclose whether the Audit Committee has reviewed and discussed the audited financial statements with management;

            d. Disclose whether the Audit Committee has discussed with the independent auditor certain matters required under SAS No. 61 and whether the Audit Committee has received and discussed the information required by Independence Standard Board Standard No. 1 regarding the auditor's independence; and

            e.     Disclose whether the Audit Committee
recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K.

     20. The committee will perform such other functions as assigned by law, the company's charter or bylaws, or the Board of Directors.

     21. Annually review the staffing levels, salaries, and qualifications of the personnel in the Audit and Loan Review functions.

     22. Annually review and approve the Audit and Loan Review budgets ensuring that staff is maintaining technical proficiency through continued education and the appropriate use of technology. Consistency with Corporate goals is evaluated by the Chairman of the Board and concerns would be addressed to the Audit Committee. The Committee shall also periodically self-assess the financial literacy and other skills of Committee members against those skills that are needed to fulfill the Committees responsibilities. The Committee, with the assistance of Management, should develop and implement a skill enhancement plan to eliminate any skill gaps. The Committee should also periodically solicit feedback on the skill requirements and skill gaps of the Audit Committee as perceived by the Board of Directors, Executive Management, the Chief Internal Auditor and the IPA.

     23. Apprise the Board of Directors, as necessary, of significant developments or concerns relative to Audit or Loan
Review responsibilities/efforts or findings.

     24. The Audit Committee will review all notifications from the CFO relative to significant accounting principle changes, solicitations of second opinions, and corrections of call reports.

     25. The Committee will review and approve/ratify material modifications impacting the work performed by Audit or Loan Review.

     26. The Audit Committee will review reports presented by Loan Review as a means of recognizing and monitoring the independent validation function relative to credit risk management.

     27. The Audit Committee will periodically evaluate the source and composition of comprehensive Audit resources to ensure that the volume of resources and competencies are appropriate to meet the needs of the Committee and organization.

Authority

     The Audit Committee shall be granted the authority to conduct or authorize investigation into any matters within the Committee's scope of responsibilities. The Committee or its designees are empowered to obtain the full cooperation of any employee when conducting the investigation. In addition, the Committee is granted the authority to retain independent counsel, accountants, or others to assist in the conduct of any investigation/inquiry.

Meetings

     The Audit Committee shall meet at least six times annually and at any other time as that Committee deems necessary to fulfill its obligations. Each member must attend, in person, at least three Committee meetings during the 12 month audit period of 10/1/XX through 9/30/XX. The Committee Chairman will be responsible for scheduling meetings. As necessary or desirable, the Chairman of the Committee shall have the authority to request the presence at any meeting of any person who could contribute to the subject of the meeting. This could include members of management, representatives of the IPA, or outside consultants. The specific meeting dates, times and locations are included in the annual audit plan.

Minutes

     Minutes of each meeting will be taken and prepared by the Committee Secretary, who will retain in a permanent file a copy of all Audit Committee Meeting Minutes. In addition, the Minutes will be a part of the regular agenda at subsequent scheduled full board meetings.













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